                                                                    EXHIBIT 10.7

                                   YEAR 2000
                        PROFESSIONAL SERVICES AGREEMENT


This Professional Services Agreement (the "Agreement") is made and entered into as of the 11/th/ day of May, 1999 (the "Effective Date"), by and between CHCA Management Services, L.P. a Delaware corporation with its principal place of business located at One Park Plaza, Nashville, Tennessee, 37203 ("Provider"), and Triad Hospitals Holdings, Inc, a Delaware corporation having its principal place of business at 13455 Noel Road, Dallas TX 75240 ("Customer").

WHEREAS, Customer, prior to the date of this Agreement was owned by an affiliate of Columbia/HCA Healthcare Corporation ("C/HCA"), parent corporation of Provider;

WHEREAS, on May 11, 1999 Customer was spun-off from C/HCA as a separate legal entity not owned or controlled by C/HCA;

WHEREAS, prior to the date hereof, Provider furnished certain year 2000 professional services related to "non-information technology" and "non-information infrastructure technology subject matter" areas for C/HCA affiliated healthcare provider entities, including those that are now owned by Customer;

WHEREAS, to assist it in the development and implementation of its own Y2K Program, Customer desires to have Provider to continue to perform such year 2000 services on its behalf on the terms more fully set forth below, with Customer obtaining year 2000 services for information technology and information technology infrastructure subject matters pursuant to its Computer and Data Processing Services Agreement with Columbia Information Systems, Inc., an affiliate of Provider, dated May 11, 1999.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.        Definitions
          -----------

     1.1. "Y2K Services" shall be defined to mean the same services as those year 2000 professional services that Provider provides to healthcare provider entities owned or controlled by C/HCA or its affiliates, including, but not limited to, the providing of year 2000 compliance information, advice, guidance and recommendations (including the Y2K Hotlines) concerning medical equipment, facility and physical plant equipment year 2000, suppliers and service providers, A/R vendors and payors and, related subjects. Y2K services shall also include payors, organizational and training information on implementing a year 2000 program at a facility level, contingency planning relating to potential failures due

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          to year 2000 compliance inadequacies, and other year 2000 related information and instructions provided by Provider. Y2K Services shall not include travel to any office or facility of Customer.

     1.2. "Y2K Information" shall be defined to mean any data, specifications, recommendations, communications instructions, and other information provided by Provider to Customer as a result of performing Y2K Services or Supplemental Y2K Services.

     1.3. "Supplemental Y2K Services" shall be defined to mean those specific year 2000 services Provider agrees to perform for Customer in a separate work order which are over and above Y2K Services.

     1.4. "Services" shall mean Y2K Services and/or Supplemental Y2K Services, as the context requires.

     1.5. "Year 2000" or "Y2K" as used herein refers to the proper processing of date sensitive data and information containing prior to, at and for a reasonable period of time after January 1, 2000.

     1.6. "Y2K Program" shall be defined as Customer's internal program for addressing Year 2000 issues with respect to its equipment and systems.

     1.7. "Y2K A/R Vendor and Payor Track" shall be defined as the Y2K program related to Accounts Receivable Vendors and Payors.

2.        Professional Services.
          ----------------------

     2.1 Provider agrees to provide Y2K Services to Customer during the term of this Agreement for the fees listed in Section 5, for Customer and the facilities owned or controlled by Customer as of the date of this Agreement. Any additional facilities acquired by Customer shall be eligible to receive Y2K Services hereunder upon written approval of Provider and subject to the additional fees of paragraph 5.1.

     2.2 Upon request from Customer from time to time, Provider may provide to Customer Supplemental Y2K Services if specifically agreed to by the parties. Supplemental Y2K Services may include (if agreed to by Provider),project planning, data processing, software evaluation, software installation, computer programming, training and/or similar professional services relating to Year 2000 issues. Supplemental Y2K Services shall be provided at the discretion of Provider under the terms, conditions and fees set forth in this Agreement, and any schedule or exhibit hereto, and pursuant to any work order executed hereunder which has been signed by Don Workman or his successor or superior, with respect to any Y2K Services other than those related to A/R Vendors and Payor Track services; with respect to A/R Vendor and Payor Track related Y2K Services Work Orders, such shall be required to be signed by Lisa Cobb or her successor or superior.

     2.3 Staffing for Provider's furnishing of Services shall be determined in Provider's sole discretion. Provider may engage other subcontractors, or discontinue the use of any subcontractor, in its reasonable discretion, for the performance of Services.

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     2.4       Customer shall reimburse Provider for its direct out-of-pocket expenses specifically incurred in connection with Provider's performance of Y2K Services and Supplement Y2K Services to Customer hereunder, including without limitation consultant fees, long-distance toll charges, overnight courier charges, fax charges, legal expenses and postage. If Provider (or its agents, consultants or subcontractors) travels to Customer's site to perform Services, then Customer shall reimburse Provider for Provider's reasonable and necessary travel expenses (including air, travel, rental car reimbursement, mileage, meals, and hotel).

     2.5 The Supplemental Y2K Services furnished by Provider will be limited to those specifically described in any work order hereunder and will include only Year 2000 services regarding computer hardware, software issues, medical equipment, or other services related to that listed in the definition of Y2K Services. No representative, agent, employee, consultant or subcontractor of Provider shall be authorized to commit Provider to provide services outside the scope of those Services described herein and in any Work Order hereunder, unless approved in writing by Don Workman or his successor or superior , with respect to any Y2K Services other than those related to A/R Vendors and Payor Track services; with respect to A/R Vendor and Payor Track related Y2K Services Work Orders, such shall be required to be signed by Lisa Cobb or her successor or superior.

     2.6 Responsibility for achieving the objectives of the Customer's Y2K Program will at all times remain with Customer. The sole basis upon which Provider is willing to undertake the provision of the Services under this Agreement is the express understanding and agreement that the risk of adverse consequences in connection with Customer's Year 2000 Program and date processing issues (including liability, noncompliance, "contamination" after implementation of recommended solutions, failure of Customer's Year 2000 program in any respect, and untimely completion) is and will remain at all times with Customer and will not shift to Provider in whole or in any part by reason of Provider's entering into this Agreement or performance of the Services under this Agreement or any Work Order.

     2.7 In providing Services, Provider will be entitled to rely, without audit, review or verification, on representations and other information from OEMs and other vendors concerning the Year 2000 and other date handling characteristics of their equipment, hardware, software, devices, parts, and services, and their compliance/non-compliance or manner of compliance/non-compliance with date processing requirements and standards. Provider will not be responsible for the failure of any software, hardware, peripherals or parts furnished by any such vendors to perform as required by Customer.

     2.8 Customer's executive management shall be responsible for determining the proper use of the Y2K Information, and the overall direction of the Y2K Supplemental Services, determining whether the Services to be performed will satisfy Customer's needs, providing active sponsorship of Y2K Program throughout the Customer's organization, properly staffing its Y2K Program, establishing priorities as may be necessary and consistent with the Services and evaluating the findings resulting from performance of the Services.

     2.9 Provider and Provider's vendors or subcontractors (with respect to proprietary property provided by such vendors or subcontractors) will have and retain all right, title and interest, including ownership of copyrights, patents, trade secrets and other intellectual property rights in and to all tools, methodologies or other intellectual property (including intellectual property embodied in software) that is supplied or used by Provider or such third parties in the performance of the Services, including any enhancements, improvements or other derivative works thereof developed in the course of Provider's or its subcontractors' performance under this Agreement. Provider and any of its subcontractors retain the right to use their knowledge, experience, and know-how, including processes, ideas, concepts and techniques developed in the course of performing the Services hereunder, internally and in the course of providing consulting services to other clients.


3.        Limitations of Liability.
          ------------------------

     3.1 Provider shall have no liability for the Services and Y2K Information provided hereunder, including, but not limited to, consequential, incidental, indirect, direct, punitive or special damages (including loss of profits, loss or reconstruction of data, loss of business opportunities, business or goodwill), regardless of whether such liability is based on breach of contract, tort, strict liability, breach of warranties, failure of essential purpose or otherwise, and even if advised of the likelihood of such damages.

     3.2 Provider's total liability to Customer for any claim, regardless of whether such liability is based on breach of contract (such as non-performance of Services), tort (such as negligence), strict liability, breach of warranties, failure of essential purpose or otherwise, under this Agreement or with respect to the Services, shall be limited to the total amount of fees paid pursuant to paragraph 5.1.

4.        Confidentiality.
          ----------------

     4.1 "Confidential Information" is defined to include the identity of patients, the content of medical records, financial and tax information, information regarding Medicare, Medicaid, and any other claims submission and reimbursements, the object and source codes and documentation for proprietary software, Year 2000 compliance information (including that in Provider's Knowledgebase System), and such other information to be disclosed by either party that is confidential or proprietary business information and delivered or disclosed pursuant to this Agreement.

     4.2 The party receiving the Confidential Information (the "Receiving Party") from the party who owns or holds in confidence such Confidential Information

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          (the "Owning Party") may only use the Confidential Information solely for the purpose of performing its obligations or enforcing its rights under this Agreement, or utilizing the information for remediating its equipment and systems.

     4.3 Each party shall take appropriate action, by instruction to or agreement with its employees, agents and subcontractors, to identify, label, and otherwise maintain the confidentiality of the Confidential Information. Either party may disclose any Confidential Information on an as-needed basis to its non-employee fiduciaries, including without limitation attorneys, accountants, auditors, controlling persons, officers, directors or trustees, without Provider's prior consent. The Receiving Party shall promptly notify the Owning Party in the event that the Receiving Party learns of unauthorized release of Confidential Information.

     4.4       The Receiving Party shall have no obligation with respect to:

               (a)                 Confidential Information made available to
                     the general public without restriction by the Owning Party or by an authorized third party;

               (b)                 Confidential Information rightfully known to
                     the Receiving Party independently of disclosure by the Owning Party prior to this Agreement or under this Agreement;

               (c)                 Confidential Information independently
                     developed by the Receiving Party; or

               (d)                 Confidential Information that the Receiving
                     Party may be required to disclose pursuant to subpoena or other lawful process; provided, however, that the Receiving Party notifies the Owning Party in a timely manner to allow the Owning Party to appear and protect its interests.

     4.5 Upon the termination or expiration of this Agreement, each party shall (i) immediately cease to use the other party's Confidential Information, (ii) return to the other party such Confidential Information and all copies thereof within ten (10) days of the termination, and (iii) upon request, certify in writing to the other party that it has complied with its obligations set forth in this
          Section 4, unless otherwise provided in this Agreement.

     4.6 Each party agrees to provide reasonable assistance and cooperation upon the reasonable request of the other party in connection with any litigation against third parties to protect the requesting party's Confidential Information, provided that the party seeking such assistance and cooperation shall reimburse the other party for its reasonable out-of-pocket expenses.

5.        Fees and Compensation.
          ----------------------

     5.1 As compensation for providing Y2K Services, Customer agrees to pay Provider fees of $80,818 per month for Y2K Services other than A/R Vendor and Payor Track Services, plus $9,200 per month for A/R Vendor and Payor Track Services, from the Effective Date of this Agreement through December

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          31, 1999. The fee for the month of May, 1999 shall be prorated based on the actual Effective Date of this Agreement. For the balance of the term of this Agreement after December 31, 1999, the total monthly fees shall be eight percent (8%) of the amounts Provider estimates as its total costs for providing Y2K Services to Columbia/HCA affiliated facilities, LifePoint affiliated facilities and Triad affiliated facilities. If Customer sells or divests any affiliated hospitals, or acquires any new hospitals, which Provider agrees to add to this Agreement, upon receipt of written notice of such by Provider, the fees stated in this paragraph shall be reduced or increased on a prorata hospital to hospital basis (e.g., if the number of hospitals is originally 10 and 2 hospitals are sold, then the fees shall be reduced 20%).

     5.2 Provider shall invoice Customer monthly, in arrears, for Services rendered and expenses incurred under this Agreement. Customer shall submit payment to Provider within thirty (30) days of the date of each invoice from Provider. Customer will pay to Provider amounts equal to any taxes, however designated or levied, based upon the charges payable by Customer hereunder, or upon this Agreement or the Services or materials provided hereunder, or their use, including state and local sales, use, privilege or excise taxes, and any taxes paid or payable by Provider in respect of the foregoing, but excluding any taxes based on the income of Provider. Provider shall have the right to assess a fee equal to the lesser of 1.8% per month or the maximum permitted by law or any amounts more than 30 days past due.

     5.3 Without prejudice to Provider's right to terminate this Agreement for breach or any other rights and remedies, Provider shall have the right to cease performing Services and/or terminate this Agreement if Customer's failure to pay any amounts owed to Provider hereunder extends beyond a period of 30 days; provided, however, that following such 30 day period, Provider shall give at least 10 days' prior written notice to Customer of its intent to cease performing the Services starting on the date specified in said notice. Customer shall have the right to cure such defaults by paying all amounts owed prior to the end of such ten day period. In the event of termination of this Agreement for any reason, the Customer shall pay Provider all accrued fees payable to Provider in accordance with this Agreement for any and all Services rendered, and all expenses related thereto, up to the effective date of the termination.

6.   Warranties/Disclaimers.
     -----------------------

     6.1 The parties acknowledge that there may be certain inadequacies and deficiencies in Customer's equipment, assets, hardware, software and systems, with respect to Year 2000 and other date processing requirements , which may have the potential to cause adverse consequences to Customer in the form of business losses, claims, damages or liability to third parties. Provider is willing to provide the requested assistance described in this Agreement only if the risk of adverse consequences relating to or arising out of Year 2000 and other date processing requirements remains at all times with Customer, and will not shift to Provider in whole or in any part by reason of Provider's entering into this Agreement or performance of services under this Agreement. Therefore, except as may be otherwise expressly specified in this Agreement, Customer has agreed that Provider will disclaim any and all warranties with respect to the Services provided under this Agreement, that Provider's liabilities under this Agreement will be limited, as provided hereunder, and that Provider will be indemnified by Customer for any loss or liability arising out of this Agreement or the Services provided.

     6.2 PROVIDER DISCLAIMS ALL WARRANTIES AND MAKES NO REPRESENTATIONS OF ANY KIND OR NATURE WITH RESPECT TO THE SERVICES OR ANY OBLIGATION, LIABILITY, PERFORMANCE, NONPERFORMANCE, OR ANY OTHER MATTER IN CONNECTION WITH THIS AGREEMENT, WHETHER EXPRESSED OR IMPLIED, AND EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, NON-INFRINGEMENT, TITLE OR OTHERWISE. PROVIDER DOES NOT WARRANT OR REPRESENT THAT ITS PERFORMANCE OF SERVICES HEREUNDER WILL BE ERROR-FREE, FREE OF UNINTENDED CONSEQUENCES, TIMELY, OR FULLY COMPREHENSIVE. PROVIDER WILL NOT BE RESPONSIBLE FOR ANY ERRORS, DEFECTS, OR DELAYS IN THE SERVICES OR THE UNTIMELY PERFORMANCE THEREOF.

     6.3 The parties acknowledge and agree that the disclaimers of warranties, the limitations of liability, and the indemnities provided for herein represent the agreed and bargained for understanding of the parties, and that Provider's compensation hereunder reflects such allocations of risk. Customer specifically acknowledges and agrees that Provider would not be willing to enter into this Agreement or undertake the provision of the Services described in this Agreement in the absence of such provisions.

     6.4 All statements and information provided by Provider hereunder, including Y2K Information, is hereby designated as a "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act (Public Law 105-271).

7.   Books, Records, and Compliance.
     -------------------------------

     7.1 Pursuant to the requirements of 42 CFR 420.300 et seq., Provider agrees to make available to the Secretary of Health and Human Services ("HHS"), the Comptroller General of the Government Accounting Office ("GAO") or their authorized representatives, all contracts, books, documents and records relating to the nature and extent of costs hereunder for a period of four (4) years after the furnishing of services hereunder for any and all services furnished under this Agreement. In addition, Provider hereby agrees to require by contract that each subcontractor make available to the HHS and GAO, or their authorized representative, all contracts, books, documents and records relating to the nature and extent of the costs thereunder for a period of four (4) years after the furnishing of services thereunder.

     7.2 Provider agrees to comply at all times with the regulations issued by the Department of Health and Human Services, published at 42 CFR 1001, and which relate to Provider's obligation to report and disclose discounts, rebates and other reductions to Customer for products purchased by Customer under this Agreement.

     7.3 If Provider carries out the duties of this Agreement through a subcontract worth $10,000 or more over a twelve month period with a related organization, the subcontract will also contain a clause substantially identical to the Sections 7.1 and 7.2 to permit access by the Secretary, the United States Comptroller General and their representatives to the related organization's book and records.

     7.4 Customer's rights under this Section 7 shall survive for a period of four (4) years after termination or expiration of this Agreement.

8.   Customer Additional Responsibilities.
     -------------------------------------

     8.1 During the term of this Agreement, Customer agrees to do the following at no charge to Provider:

               (a)                 provide to Provider, unrestricted rights and
                     licenses to all the Customer's applications and, if necessary and to the extent possible, sublicenses under third party licenses that are necessary or desirable to permit Provider to provide the Services as contemplated herein;

               (b)                 provide Provider with all data, information,
                     access to the Customer's facilities (or make other arrangements as necessary to such effect) and other resources and support as may be appropriate to enable Provider to perform the Services in a timely manner and otherwise fully cooperate with Provider in connection therewith;

               (c)                 timely participate in meetings and make its
                     personnel readily available for such meetings;

               (d)                 assign personnel with relevant training and
                     experience to work as part of a project team with Provider or in consultation with Provider's personnel, at corporate, facility, and other appropriate levels within Customer.


9.   Assignment.  Customer shall not, directly or indirectly, by assignment or
     -----------
change of control or otherwise, transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the Provider, which consent can be withheld at the sole discretion of Provider . This Agreement shall inure to the benefit of and bind permitted successors and assigns of Provider and Customer. Any assignment that is not in accordance with that stated in this Paragraph shall be void and have no effect.

10.  Indemnification.
     ----------------

     10.1 Customer shall indemnify and hold harmless Provider and its affiliates, directors, officers, employees, attorneys, predecessors, successors, agents and assigns (collectively, the "Indemnitee") from and against any and all claims, demands, obligations, losses, liabilities, judgments, awards and costs (including legal fees and expenses) arising out of or related to any claim for loss, breach of contract, personal injury, bodily injury, property damage or other claims for relief, whether know or unknown, including any damages finally awarded attributable to such claim and any reasonable expense incurred by Indemnitee in assisting Customer in defending against such claim, that arises out of or is related to this Agreement, Provider's furnishing of Services under this Agreement or the Year 2000 Information . In the event Customer elects not to defend any such claim, then Indemnitee shall have the option but not the duty to reasonably defend or settle the claim and Customer shall indemnify Indemnitee for such settlement or any damages finally awarded against Indemnitee attributable to such claim, reasonable costs and expenses (including attorneys' fees), and interest on such recoverable funds advanced.

     10.2 Customer shall indemnify, defend and hold harmless Provider from and against all claims (from all causes of action of any kind, including contract, tort or otherwise) related to or arising out of this Agreement or the Services provided hereunder, and any losses, liabilities, damages and expenses that are incurred as a result of any such claims.

11.  Work Environment.  When Provider's employees or agents are physically
     -----------------
assigned to work on Customer's premises (which will only occur upon mutual agreement of the Parties), Customer shall provide (free of charge) to Provider's employees and/or agents a work environment suit for performance of Services, including space and environment that is not less favorable than the work environment provided to Customer's employees, including reasonable work space, furniture, supplies and equipment, to enable Provider to perform its obligations under this Agreement and any work order executed hereunder.

12.  Insurance.  As of the Effective Date of this Agreement, Customer shall have
     ----------
in force the following coverage with limits of liability of $10 million for each and every occurrence:

     .  Healthcare Professional Liability
     .  Comprehensive General Liability

Customer will keep all such policies in effect (during the term of this Agreement and for six (6) years thereafter) with at least such limit of liability for covered claims arising out of events, errors, omission , or other covered items which took place during the term of this Agreement, at the expense of Customer. Customer will use its best efforts to notify Provider in writing within five (5) days of Customer's receipt of any notice of cancellation of, or any material change in, the policy. Customer will cause Provider to be named as additional insureds under each such policy with respect to the Services. Customer waives all rights of recovery against Provider and its employees for property damage, bodily injury, personal injury and/or other damages allegedly caused by Provider's performance of services hereunder or otherwise, to the extent covered by Customer's insurance. All such coverage must be maintained with an insurer reasonably acceptable to Provider. To the extent Customer is required to maintain uninterrupted insurance as set forth herein for covered claims arising out of events, errors, omissions, or other covered prior acts endorsement, or an unlimited reporting endorsement when applicable, upon request by Provider, Customer will provide Provider with certificates of insurance or other adequate proof of such coverage and the satisfaction of all requirements of this Section, and, upon request, Customer agrees to furnish Provider with updated certificates of insurance upon the renewal of such coverages.

13.  Termination and Survival.
     -------------------------

     13.1 The term of this Agreement commences on the Effective Date and continues through June 30, 2000. The term may be extended upon written agreement of both parties, with signature by Don Workman, his successor or superior required to bind Provider.

     13.2 This Agreement may be terminated by either party upon the other party's failure to cure a material breach of this Agreement, within thirty (30) days of receipt of written notice describing the nature of the alleged material breach. Termination for non-payment shall be pursuant to paragraph 2.6.

     13.3 Either party may terminate without cause upon 45 days prior written notice.

     13.4 Any provision of this Agreement related to confidentiality, publicity and indemnification or which by its terms provides for survival shall survive the termination of this Agreement.

14.  Notice.  All notice required or permitted under this Agreement shall be in
     -------
writing and delivered via fax (with answer-back confirmation), overnight or express mail or certified mail (return receipt requested), or in person to the other Party at its address set forth below, or to such other address as either Party may designate subsequently in writing.

     If to Provider:

     CHCA Management Services, L.P.
     One Park Plaza
     Nashville, TN 37203
     Attention:   VP, Operations Support

     With a copy to:

     CHCA Management Services, L.P.
     Legal Department
     One Park Plaza
     Nashville, TN 37203
     Attention:    General Counsel

     If to Customer:

     Triad Hospitals Holdings, Inc.
     13455 Noel Road
     Dallas, TX 75240

     Attention:

     With a copy to:

     Triad Hospitals Holdings, Inc.
     13455 Noel Road
     Dallas, TX
     Attention:  General Counsel


15.  Governing Law.  This Agreement shall be governed by and construed in all
     --------------
respects in accordance with the laws of the State of Tennessee without regard to that state's choice of law provisions. Any dispute hereunder shall be resolved in the state or federal courts having jurisdiction located in Nashville, Tennessee.

16.  Severability.  All agreements, clauses and covenants contained herein are
     -------------
severable, and in the event any of them shall be held to be unconstitutional, invalid, illegal, or unenforceable, the remainder of this Agreement shall be interpreted as if such unconstitutional, invalid, illegal or unenforceable agreements, clauses or covenants, were not contained herein. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT THAT PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH. FURTHER, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT IN THE EVENT THAT ANY REMEDY HEREUNDER IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES SET FORTH HEREIN SHALL REMAIN IN EFFECT.

17.  Waiver; Modification.  The failure by either party to exercise any right
     ---------------------
provided hereunder shall not be deemed a waiver of such right. This Agreement may be amended, modified or supplemented only by a writing signed by the parties to this Agreement, by Don Workman, his successor or superior required to bind Provider. Such amendments, modifications or supplements shall be deemed as much a part of this Agreement as if so incorporated herein.

18.  Integration.  The parties hereto acknowledge that they have read this
     ------------
Agreement in its entirety and understand and agree to be bound by all of its terms and conditions, and further agree that this Agreement and any Work Order executed hereunder and any exhibits or schedules hereto or thereto constitute a complete and exclusive statement of the understanding between the parties with respect to delivery of Services by Provider, which supersede any and all other communications between the parties relating to the Services, whether written or oral. Any prior agreements, promises, negotiations or representations related to the delivery of the Services by Provider not expressly set forth in this Agreement or in a Work Order executed hereunder, are of no force and effect.

19.  Independent Contractor.  Provider, in performance of this Agreement, is
     -----------------------
acting as an independent contractor and shall have the exclusive control of the manner and means of performing the work contracted for hereunder. Personnel supplied by Provider hereunder, whether or not located on Customer's premises, are not Customer's employees or agents. Nothing contained in this Agreement shall be construed to create a joint venture or partnership between the parties.

20.  Force Majeure.  Neither party hereto shall be liable for any failure or
     --------------
delay in performance of its obligations hereunder by reason of any event or circumstance beyond its reasonable control, including without limitation acts of God, war, riot, strike, labor disturbance, fire, explosion, flood, utility outages, or shortage or failure of suppliers

21.  Alternative Dispute Resolution; Attorneys Fees.  In the event of a dispute
     -----------------------------------------------
between the parties that cannot be resolved between them, the parties shall submit their dispute to non-binding mediation prior to initiating litigation. Each party shall bear their own costs and expenses of participating in the mediation (including without limitation, attorneys' fees) and each party shall bear one-half (1/2) of the costs and expenses of the mediator. The matters discussed or revealed in the mediation session shall not be revealed in any subsequent litigation, except as expressly provided in this Section. In the event the matter is not resolved in the mediation, suit may be brought. In addition to recovering any damages or other relief awarded by the court, the prevailing party may recover attorneys' fees, provided, however, any award of attorneys' fees shall be limited as follows: (a) the award shall not exceed the amount of monetary damages awarded to the prevailing party by the court, and (b) no award shall be made if, within 30 days following the filing of an answer to a complaint, the party made an offer to settle the dispute and the amount of monetary damages awarded in the court proceeding was less than or equal to the settlement offer. Nothing in this Section shall be deemed to limit a party's access to the court system to pursue a remedy which is limited to injunctive relief.

22.  No Third Party Rights.  This Agreement is entered solely by and between,
     ----------------------
and may be enforced only by, Provider, Customer, and their permitted assigns. This Agreement shall not be deemed to create any rights in third parties, including, without limitation, suppliers, customers, patients and affiliates of either party, including without limitation Customer and its affiliates, or to create any obligations of a party to any such third parties.

23.  Counterparts.  This Agreement may be executed in one or more counterparts,
     -------------
each of which shall be deemed an original, but all of which together shall constitute one and the same document. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart executed by the party against whom enforcement of this Agreement is sought.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives as of the date first set forth above.


CHCA Management Services, L.P.               Triad Hospitals Holdings, Inc.
By its General Partner,
CMS GP, LLC



By:  /s/  Ronald Lee Grubbs, Jr.             By:  /s/  Donald P. Fay
   -----------------------------                --------------------

Name:  Ronald Lee Grubbs, Jr.                Name:  Donald P. Fay

Title:  Manager                              Title:  Executive Vice President,
                                                       General Counsel and
                                                       Secretary

Date:  May 11, 1999                          Date:  May 11, 1999